SUPPLEMENT, DATED AUGUST 21, 2000

                      TO PROSPECTUS, DATED APRIL 7, 2000

                    COMMON STOCK OF FRONTLINE CAPITAL GROUP

                                $0.01 PAR VALUE

                             SELLING STOCKHOLDERS

     Reckson Operating Partnership, L.P. has transferred 115,186 shares of common stock to Reckson Management Group, Inc., 77,014 of which may be sold pursuant to this prospectus and the related prospectus supplement. Reckson Operating Partnership, L.P., which owns 97% of the capital stock of Reckson Management Group, Inc., is the lender under the Company's credit facilities and has certain other relationships with the Company, as described in the prospectus under the caption "Risk Factors - We may have conflicts of interest with Reckson Associates".

     UBS AG, London Branch, which was issued 38,172 shares of common stock in a transaction exempt from the registration requirement of the Securities Act, may from time to time offer and sell such shares of common stock pursuant to this prospectus supplement and the related prospectus. Affiliates of UBS AG, London Branch have (i) previously made loans to the Company and HQ Global Workplaces, Inc., an affiliate of the Company, which have been paid in full and (ii) acted as underwriter for the Company's December 1999 common stock offering.

     Because the selling stockholders may offer all, some or none of the shares of common stock that are covered by this prospectus supplement and the related prospectus, no estimate can be made of the number of shares of common stock that will be offered under this prospectus supplement and the related prospectus or the number of shares of common stock that will be owned by any of the selling stockholders upon completion of the offering to which this prospectus supplement and the related prospectus relate.

                           _______________________


           The date of this Prospectus Supplement is August 21, 2000